As filed with the Securities and Exchange Commission on December 18, 1998

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      under
                           THE SECURITIES ACT OF 1933

                          DURAMED PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                    11-2590026
    (State or other jurisdiction of            (IRS Employer Identification No.)
     incorporation or organization)



                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249

                                 (513) 731-9900
               (Address, including zip code, and telephone number,

        including area code, of registrant's principal executive offices)

                               E. THOMAS ARINGTON
                          DURAMED PHARMACEUTICALS, INC.

                              7155 EAST KEMPER ROAD
                             CINCINNATI, OHIO 45249

                                 (513) 731-9900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                                TIMOTHY E. HOBERG
                        TAFT, STETTINIUS & HOLLISTER, LLP
                              1800 STAR BANK CENTER
                                425 WALNUT STREET
                             CINCINNATI, OHIO 45202

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement shall become effective.

         If the only securities being registered on this Form are being offered pursuant to dividend of interest reinvestment plans, please check the following

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE
======================== ====================== ====================== ====================== ======================
Title of securities to   Amount to be           Proposed maximum       Proposed maximum       Amount of
be registered            registered             offering price per     aggregate offering     registration fee
                                                unit (1)               price(1)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Common Stock, $.01 par   1,401,584 shares       $3.91                  $5,480,193             $1,524
value per share
======================== ====================== ====================== ====================== ======================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on December 17, 1998.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          DURAMED PHARMACEUTICALS, INC.

                1,401,584 SHARES OF COMMON STOCK, $.01 PAR VALUE

                                 --------------

         These shares of common stock are being sold by the Selling Shareholders listed in the "Selling Shareholders Table" on page __. We will not receive any part of the proceeds from the sale. See "Plan of Distribution."

         Our common stock is listed on the NASDAQ National Market under the symbol "DRMD." On December __, 1998, the reported last sales price of the common Stock on the NASDAQ National Market was $_______ per share.

         Unless the context indicates otherwise, all references to "we," "our," the "Company" or "Duramed" refer to Duramed Pharmaceuticals, Inc. and its subsidiaries. Our principal executive offices are located at 7155 East Kemper Road, Cincinnati, Ohio 45249. Our telephone number is (513) 731-9900.

                                 --------------



                THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE
             THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
                 ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is December __, 1998

                               TABLE OF CONTENTS
                               -----------------

        Section                                                Page
        -------                                                ----

Where You Can Find More Information                             3

The Company                                                     3

Use of Proceeds                                                 3

Selling Shareholders                                            4

Plan of Distribution                                            4

Legal Matters                                                   5

Experts                                                         6

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the Selling Shareholders sell all of their shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333_______).

         +     Annual Report on Form 10K for the fiscal year ended December 31,
               1997;

         + Quarterly Reports on Form 10Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 and Form 10-QA for the quarter ended March 31, 1998;

         + Current Reports on Form 8K dated February 6, 1998 and December 18, 1998; and

          + The description of the common Stock contained in our Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8A, dated
               December 11, 1986, as amended from time to time.

         You may request a coy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

                           Chief Financial Officer
                           Duramed Pharmaceuticals, Inc.
                           7155 East Kemper Road
                           Cincinnati, Ohio  45249
                           # (513) 731-9900

         You should rely on information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in the prospectus or any supplement is accurate as of any date other than the date on the front of these documents.


                                   THE COMPANY

         We currently manufacture and sell a line of prescription generic drug products in tablet, capsule and liquid forms to customers throughout the United States. Products sold by us include those of our own manufacture and those which we market under certain arrangements with other drug manufacturers. We sell our products to drug wholesalers, private label distributors, drug store chains, health maintenance organizations, hospitals, nursing homes, retiree organizations, mail order distributors, other drug manufacturers, mass merchandisers and governmental agencies.

         Duramed is a Delaware corporation formed in 1982. The address of our principal executive offices is 7155 East Kemper Road, Cincinnati, Ohio 45249 and its telephone number is (513) 731-9900.


                                 USE OF PROCEEDS

         We will receive none of the proceeds from the sale of the shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following information, regarding the number of shares of Common Stock beneficially owned by the persons listed below as the Selling Shareholders (the "Selling Shareholders") and the number of shares of the Common Stock being offered for the account of each Selling Shareholder pursuant to this Prospectus, has been provided to us by the Selling Shareholders.


============================== ============================ =========================== ============================
Name of Selling Shareholder    Shares of Common Stock       Shares of Common Stock to   Shares of Common Stock to
                               Beneficially Owned (1)       Be Offered Hereby (2)       Be Owned After Completion
                                                                                        of This Offering (3)
------------------------------ ---------------------------- --------------------------- ----------------------------
Shepherd Investments           1,589,957                    700,792                     889,165
International Ltd
------------------------------ ---------------------------- --------------------------- ----------------------------
Stark International            1,589,957                    700,792                     889,165
============================== ============================ =========================== ============================

(1) Represents the holder's pro rata portion of: (a) 1,778,330 shares of Common Stock which may be acquired upon conversion of Duramed's 5% Cumulative Convertible Preferred Stock, Series F (the "Series F Shares"); and (b) 1,401,584 shares which may be issued in satisfaction of a cash redemption requirement for the Series F Shares. Series F Shares were convertible originally into a maximum of 3,580,252 shares of Common Stock. Of these, 1,801,922 shares of Common Stock have been issued as of the date of this Prospectus. Any Series F Shares remaining outstanding after issuance of the maximum number of shares of Common Stock are to be redeemed for cash. However, Duramed may satisfy this cash redemption requirement by issuing additional shares of Common Stock.

(2) Represents the holder's pro rata portion of 1,401,584 shares of Common Stock which may be issued to such holder, at Duramed's option, in satisfaction of the cash redemption requirement described in note (1).

(3) After completion of this offering, and assuming no sale of the holder's pro rata share of the 1,778,330 shares issuable upon conversion of the Series F Stock, each holder would own beneficially ____% of the shares of outstanding Common Stock. However, by agreement, no holder may exercise conversion rights if such action would result in beneficial ownership of more than 4.9%.

         Except as described above, none of the Selling Shareholders has, or in the past has had, any position, office or relationship with the Company (other than as a security holder) or any of its affiliates.


                              PLAN OF DISTRIBUTION

         We are registering the Shares on behalf of the Selling Shareholders. As used herein, Selling Shareholders include donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholders. Sales of shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through the short sale of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any arrangements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders.

         The Selling Shareholders may effect such transactions by selling shares directly to purchasers or to or through brokerdealers, which may act as agents or principals. Such brokerdealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such brokerdealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular brokerdealer might be in excess of customary commissions.

         The Selling Shareholders and any brokerdealers that act in connection with the sale of Shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such brokerdealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the antimanipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby has been passed upon for the Company by Taft, Stettinius & Hollister LLP, 1800 Star Bank Center, Cincinnati, Ohio 45202. Timothy E. Hoberg, a partner of Taft, Stettinius & Hollister LLP, is Assistant Secretary of the Company. Partners and associates of that firm beneficially own approximately 30,000 shares of the Company's Common Stock.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

         SEC registration fee.................             $ 1,524
         Nasdaq National Market listing fee...              17,500
         Accounting fees and expenses.........               2,500
         Legal fees and expenses..............               7,500
         Printing expenses....................                 500
         Miscellaneous........................               1,000
                                                             -----

                  TOTAL.......................             $30,524
                                                           =======

         All of the above expenses other than the SEC registration fee and the Nasdaq listing fee are estimates. The Company has agreed to pay all of these expenses.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant in a similar capacity with another corporation or other entity, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which that person has no reasonable cause to believe that such person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Registrant unless determined otherwise by the court in which the action was brought. Indemnifications are to be made by a majority vote of directors who are not parties to the action or the written opinion of independent counsel or by the stockholders or by the court. Section 145 also authorizes the Registrant to purchase insurance against such liabilities.

         The Registrant's Certificate of Incorporation provides that the Registrant shall provide indemnification to the fullest extent permitted by
Section 145 of the general Corporation Law of the State of Delaware.

ITEM 16.  EXHIBITS.

         The following Exhibits are filed as part of this Registration
Statement.

         Exhibit No.
         -----------

         4.1 Certificate of Designation, Preferences and Rights of Series A Preferred Stock*

         5            Opinion of Counsel

         23.1         Consent of Independent Auditors

         23.2         Consent of Counsel (included in Exhibit 5)

         24           Power of Attorney

---------------
         * Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

         *(a)     The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth int he "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement'

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         *(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

---------------

*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE EIGHTEENTH DAY OF DECEMBER, 1998

                                       DURAMED PHARMACEUTICALS, INC.

                                    BY:/s/ E. Thomas Arington
                                       ----------------------------------------
                                            E. Thomas Arington
                                            Chairman of the Board,
                                            President and Chief
                                            Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 18TH DAY OF DECEMBER, 1998.


SIGNATURE                           TITLE
---------                           -----

/s/ E. Thomas Arington              Chairman of the Board, President and
-----------------------------       Executive Officer
E. Thomas Arington                  (principal executive officer)



/s/ Timothy J. Holt                 Senior Vice President, Finance and
-----------------------------       Administration and Treasurer
Timothy J. Holt                     (principal financial and accounting officer)



/s/ George W. Baughman*             Director
-----------------------------
George W. Baughman


/s/ Peter R. Seaver*                Director
-----------------------------
Peter R. Seaver


/s/ Jeffrey T. Arington*            Director
-----------------------------
Jeffrey T. Arington


/s/ S. Sundararaman*                Director
-----------------------------
S. Sundararaman


*Pursuant to Power of Attorney

/s/ Timothy J. Holt
-----------------------------
Timothy J. Holt
Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No                          Description
----------                          -----------

 4.1 Certificate of Designation, Preferences and Rights of Series A Preferred Stock*

 5                                  Opinion of counsel

23.1                                Consent of Independent Auditors

23.2                                Consent of Counsel (included in Exhibit 5)

24                                  Power of Attorney

------------------------------

* Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 988 and incorporated herein by reference.